The Asia Tigers Fund, Inc. and The India Fund, Inc.
                               POWER OF ATTORNEY

                  Lawrence K. Becker, whose signature appears below, hereby constitutes and appoints Michael B. Garcia, Cynthia Cobden, Daisy Liguori and Barbara Pires, and each of them, his true and lawful attorneys and agents, with full power and authority of substitution and resubstitution, to do any and all acts and things and to execute any and all instruments to enable Lawrence K. Becker to comply with Section 16 of the Securities and Exchange Act of 1934, in connection with the filing of such reports thereunder, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.


                                                  /s/ Lawrence K. Becker
                                                  ----------------------
                                                  Lawrence K. Becker
Date:  October 23, 2003